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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

Nolan                               Michael                            J.
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        (Last)                      (First)                        (Middle)

C/O United Rentals, Inc.
Five Greenwich Office Park
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                                   (Street)

Greenwich,                          CT                               06830
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol  United Rentals, Inc.  URI
                                             -----------------------------------
3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                 ---------------
4.  Statement for Month/Year   March 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ 10% Owner
    _X_ Officer
        (give title below)
           CFO
        ------------------
    ___ Other
        (specify below)
    _X_ Form filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock          3/21/02      M              70,000          A      $12.4375
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Common Stock          3/22/02      S              350,000         D        $26.25     1,048,197              (1)          (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)                                      Page 1 of 3 pages

  Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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
Stock Option                        $12.4375             3/21/02            M                                       70,000
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
 Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indir-        (Instr.
                               Exer-    tion         Title   Number of                      of               ect (I)       4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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
                                                   Common
                              10/9/98   10/9/08    Stock      70,000                       445,000             D
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
Explanation of Responses:
See continuation page 3

             /s/ Michael J. Nolan           March 26, 2002
          -------------------------------  -----------------
           Signature of Reporting Person        Date
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                     Form 4 Continuation Sheet--Page 3 of 3

1. Name and address of Reporting Person
        Michael J. Nolan
        C/o United Rentals, Inc.
        Five Greenwich Office Park
        Greenwich, CT 06830
2. Issuer Name and Ticker or Trading Symbol
        United Rentals, Inc.  URI
4. Statement for Month/Year
        March 2002

Explanation of Responses:

(1) The indicated shares are comprised of the following:

Direct Ownership:
-----------------

The following shares are directly owned: (i) 251,482 outstanding shares; (ii) 285,715 shares that are not outstanding, but which may be acquired pursuant to currently exercisable warrants; and (iii) 445,000 shares that are not outstanding, but which may be acquired pursuant to currently exercisable options.

Indirect Ownership:
-------------------

The following shares are indirectly owned: (i) 59,000 outstanding shares owned by an LLC controlled by Michael J. Nolan; and (ii) 7,000 outstanding shares owned by a trust directly controlled by Michael J. Nolan.